UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       MILLSPAUGH,     RICHARD     L.

       6335 LEMONWOOD DRIVE
      COLORADO SPRINGS,     CO    80918
      USA
2. Date of Event Requiring Statement (Month/Day/Year)
     FEBRUARY 24, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       CHIEF FINANCIAL OFFICER
6. If Amendment, Date of Original (Month/Day/Year)
     MARCH 6, 2000
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common Stock          |-0-                   |N/A             |N/A                                            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
   Right to Buy (ISOP) (|09/03/99 |09/02/02 |$.0001 Par Value Common|25,000   |$2.88     |D            |                           |
a)                      |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
   Right to Buy (ISOP) (|12/14/99 |12/13/09 |$.0001 Par Value Common|3,203    |$5.62     |D            |                           |
a)                      |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
   Right to Buy (Nonqual|01/01/01 |12/31/09 |$.0001 Par Value Common|100,000  |$5.62     |D            |                           |
ified) (b)              |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment is filed to correct information relating to stock options.
(a) Stock options expemt under Rule 16b-3. and granted under the Issuer's Incentive Stock Option Plan (ISOP"), which Plan is qualified under Section 422 of the Internal Revenue
Code.
(b) Stock options granted, exempt under Rule 16b-3. Stock options were not issued under the Issuer's Incentive Stock Option Plan ("ISOP"), which
Plan is qaulified under Section 422 of the Internal Revenue Code. Stock options vest 20% annually beginning on January 1, 2001. Each vested portion of the option has a five year exercisable term.
SIGNATURE OF REPORTING PERSON
   /s/   RICHARD L. MILLSPAUGH
DATE
   November 10, 2000